Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FIRST QUARTER

2025 RESULTS

— Closes on Previously Announced Purchase of Four Industrial Properties for $88.3 Million —

— Completes Sale of Two Non-Industrial Assets for a $1.1 Million Gain —

GREAT NECK, New York, May 6, 2025 — One Liberty Properties, Inc. (the “Company” or “One Liberty”) (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended March 31, 2025.

“We continue to focus on evolving our portfolio towards industrial assets.  With the closing of an additional $88 million for four industrial properties and the sale of two non-industrial assets, we further strengthened our industrial platform with approximately 75% of our base rent being derived from this property sector”, stated Patrick J. Callan, Jr., One Liberty’s President and Chief Executive Officer.  “We have progressed our portfolio towards greater cash flow stability, which will benefit us over the longer term.  Despite current uncertain interest rate and economic environments, we believe that our disciplined approach will continue to serve us well as we move through the balance of the year and beyond.”

Operating Results:

Rental income grew 7.7% to $24.2 million in the first quarter of 2025 compared to $22.4 million in the same prior year quarter. The growth was due primarily to the acquisition of seven industrial properties, offset by the sale of 11 assets (including nine non-industrial assets), in each case since January 1, 2024.

Total operating expenses were $15.7 million in the first quarter of 2025 compared to $14.5 million in 2024. The change is due primarily to the increase in real estate expenses, a substantial portion of which are reimbursed to the Company, and a rise in depreciation and amortization expense, primarily related to the properties acquired since January 1, 2024.

For the first quarter of 2025, other expenses, net, which includes interest expense of $5.4 million, were $5.5 million, compared to $4.6 million in the corresponding period of 2024.

Net income attributable to One Liberty in the first quarter of 2025 was $4.2 million, or $0.18 per diluted share, compared to $5.2 million, or $0.23 per diluted share, in the first quarter of 2024. Net income for the 2025 quarter includes a $1.1 million, or $0.05 per diluted share, gain on sale of real estate and net income for the 2024 quarter includes a $1.8 million, or $0.08 per diluted share, gain on sale of real estate.

Funds from Operations, or FFO1, was $9.6 million, or $0.44 per diluted share, for the first quarter of 2025, compared to $9.6 million, or $0.45 per diluted share, in the first quarter of 2024.

Adjusted Funds from Operations, or AFFO, was $10.5 million, or $0.48 per diluted share, for the quarter ended March 31, 2025, compared to $10.2 million, or $0.48 per diluted share, for the corresponding quarter in the prior year.

Diluted per share net income, FFO and AFFO were impacted negatively in the quarter ended March 31, 2025 compared to the corresponding quarter in the prior year by an average increase of approximately 376,000 in the weighted average number of shares of common stock outstanding as a result of stock issuances in connection with non-cash equity incentive and dividend reinvestment programs.

Transactions:

Acquisitions

OLP completed the acquisition of the previously announced purchases of four industrial properties for an aggregate purchase price of $88.3 million, incurring new mortgage debt of $52.1 million bearing a weighted average interest rate of 6.2% and a weighted average remaining term to maturity of 9.2 years. OLP estimates that commencing April 1, 2025, the quarterly rental income (excluding variable lease revenues), depreciation and amortization expense and mortgage interest expense from these four properties will be approximately $1.6 million, $850,000 and $810,000, respectively.

Dispositions

OLP sold two real estate assets for a gross sales price of $3.7 million and an aggregate gain on sale of $1.1 million.

Balance Sheet:

At March 31, 2025, the Company had $8.2 million of cash and cash equivalents, total assets of $811.7 million, total debt of $471 million, and total One Liberty Properties, Inc. stockholders’ equity of $303.2 million.

At May 1, 2025, One Liberty’s available liquidity was $96.4 million, including $8.9 million of cash and cash equivalents and $87.5 million available under the credit facility(including the credit facility’s required $3.0 million deposit maintenance balance).

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. In computing FFO, management does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

1.	A description and reconciliation of non-GAAP financial measures (i.e., FFO and AFFO) to GAAP financial measures is presented later in this release.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting from income additional rent from ground lease tenant, income on settlement of litigation, income on insurance recoveries from casualties, lease termination and assignment fees, and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures), debt prepayment costs and amortization of lease incentives and mortgage intangible assets. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO varies from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows from operating, investing or financing activities as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and the reports filed with the Securities and Exchange Commission thereafter; in particular, the sections of such reports entitled “Cautionary Note Regarding Forward Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included therein. In addition, estimates of base rent or rental income for 2025 or thereafter excludes any related variable rent, anticipated property purchases and/or sales may not be completed during the period indicated or at all, and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s actual results, financial condition, cash flows, performance or future achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial and retail properties. Many of these properties are subject to long-term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited)
	March 31,	December 31,
	2025	2024
ASSETS
Real estate investments, at cost	$940,602	$860,752
Accumulated depreciation	(193,286)	(188,447)
Real estate investments, net	747,316	672,305

Investment in unconsolidated joint ventures	1,506	2,101
Cash and cash equivalents	8,162	42,315
Unbilled rent receivable	17,283	16,988
Unamortized intangible lease assets, net	20,253	13,649
Other assets	17,168	19,596
Total assets	$811,688	$766,954

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$465,971	$420,555
Line of credit	5,000	—
Unamortized intangible lease liabilities, net	12,626	11,752
Other liabilities	23,759	26,072
Total liabilities	507,356	458,379

Total One Liberty Properties, Inc. stockholders’ equity	303,231	307,425
Non-controlling interests in consolidated joint ventures	1,101	1,150
Total equity	304,332	308,575
Total liabilities and equity	$811,688	$766,954

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	(Unaudited)
	Three Months Ended
	March 31,
	2025	2024
Revenues:
Rental income, net	$24,170	$22,446
Lease termination fee	—	250
Total revenues	24,170	22,696

Operating expenses:
Depreciation and amortization	6,545	6,021
Real estate expenses	5,038	4,470
General and administrative	4,170	3,923
State tax (benefit) expense	(94)	63
Total operating expenses	15,659	14,477

Other operating income
Gain on sale of real estate, net	1,110	1,784
Operating income	9,621	10,003

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	25	53
Other income	188	267
Interest:
Expense	(5,432)	(4,717)
Amortization and write-off of deferred financing costs	(233)	(226)

Net income	4,169	5,380
Net income attributable to non-controlling interests	(14)	(225)
Net income attributable to One Liberty Properties, Inc.	$4,155	$5,155

Net income per share attributable to common stockholders - diluted	$.18	$.23

Funds from operations - Note 1	$9,573	$9,559
Funds from operations per common share - diluted - Note 2	$.44	$.45

Adjusted funds from operations - Note 1	$10,510	$10,210
Adjusted funds from operations per common share - diluted - Note 2	$.48	$.48

Weighted average number of common shares outstanding:
Basic	20,820	20,509
Diluted	20,951	20,579

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,
Note 1:	2025	2024
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$4,155	$5,155
Add: depreciation and amortization of properties	6,334	5,832
Add: our share of depreciation and amortization of unconsolidated joint ventures	6	6
Add: amortization of deferred leasing costs	211	189
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	1	—
Deduct: gain on sale of real estate, net	(1,110)	(1,784)
Adjustments for non-controlling interests	(24)	161
NAREIT funds from operations applicable to common stock	9,573	9,559
Deduct: straight-line rent accruals and amortization of lease intangibles	(654)	(661)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(22)	(1)
Deduct: lease termination fee income	—	(250)
Deduct: other income and income on settlement of litigation	(27)	(27)
Add: amortization of restricted stock and RSU compensation	1,346	1,272
Add: amortization and write-off of deferred financing costs	233	226
Add: amortization of lease incentives	30	30
Add: amortization of mortgage intangible assets	34	34
Adjustments for non-controlling interests	(3)	28
Adjusted funds from operations applicable to common stock	$10,510	$10,210

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$.18	$.23
Add: depreciation and amortization of properties	.30	.28
Add: our share of depreciation and amortization of unconsolidated joint ventures	—	—
Add: amortization of deferred leasing costs	.01	.01
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	—
Deduct: gain on sale of real estate, net	(.05)	(.08)
Adjustments for non-controlling interests	—	.01
NAREIT funds from operations per share of common stock - diluted (a)	.44	.45
Deduct: straight-line rent accruals and amortization of lease intangibles	(.03)	(.03)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	—	—
Deduct: lease termination fee income	—	(.01)
Deduct: other income and income on settlement of litigation	—	—
Add: amortization of restricted stock and RSU compensation	.06	.06
Add: amortization and write-off of deferred financing costs	.01	.01
Add: amortization of lease incentives	—	—
Add: amortization of mortgage intangible assets	—	—
Adjustments for non-controlling interests	—	—
Adjusted funds from operations per share of common stock - diluted (a)	$.48	$.48

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.